Exhibit 4.2

GENWORTH FINANCIAL, INC.

AND

THE BANK OF NEW YORK TRUST COMPANY, N.A.

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 14, 2006

to the

INDENTURE

Dated as of November 14, 2006

TABLE OF CONTENTS

		PAGE
	ARTICLE 1
	DEFINITIONS
Section 1.01.	Definitions	1

	ARTICLE 2
	TERMS OF SERIES OF SECURITIES

Section 2.01.	Terms of Series of Securities	16

	ARTICLE 3
	REPAYMENT OF THE NOTES

Section 3.01.	Repayment	27
Section 3.02.	Selection of Securities To Be Repaid	27
Section 3.03.	Notice of Repayment	28
Section 3.04.	Deposit of Repayment Amount	28
Section 3.05.	Payment of Notes Subject to Repayment	28

	ARTICLE 4
	MISCELLANEOUS

Section 4.01.	Relationship to Trust Indenture Act	29
Section 4.02.	Headers	29
Section 4.03.	Successors and Assigns	29
Section 4.04.	Separability	29
Section 4.05.	Rules of Construction	29
Section 4.06.	Governing Law	29
Section 4.07.	No Representation by Trustee	30
Section 4.08.	No Consent Required for Amendments to Achieve Consistency.	30

i

FIRST SUPPLEMENTAL INDENTURE, dated as of November 14, 2006 (the “Supplemental Indenture”), between GENWORTH FINANCIAL, INC., a Delaware corporation (the “Company”) having its principal office at 6620 West Broad Street, Richmond, Virginia 23230, and THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee (the “Trustee”).

WITNESSETH:

WHEREAS, the Company and the Trustee have heretofore executed and delivered a certain Indenture, dated as of November 14, 2006 (the “Indenture”; capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture), providing for the issuance from time to time of Securities;

WHEREAS, Section 9.01 of the Indenture provides that a supplemental indenture may be entered into by the Company and the Trustee without the consent of any Holder of any Securities to establish the form or terms of Securities of any series as permitted by Section 2.01 or 3.01 of the Indenture;

WHEREAS, pursuant to Sections 2.01 and 3.01 of the Indenture, the Company desires to provide for the establishment of a new series of Securities under the Indenture, the form and substance of such Securities and the terms, provisions and conditions thereof to be set forth as provided in the Indenture and this Supplemental Indenture;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this Supplemental Indenture have been satisfied; and

WHEREAS, all things necessary to make this Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid amendment of, and supplement to, the Indenture have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Securities of the series established by this Supplemental Indenture by the Holders thereof from time to time on or after the date hereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all such Holders, that the Indenture is supplemented and amended, to the extent and for the purposes expressed herein, as follows:

ARTICLE 1

DEFINITIONS

Section 1.01. Definitions. For all purposes of this Supplemental Indenture, except as otherwise expressly provided or unless the context otherwise requires, (i) references to any Article, Section or subdivision thereof are references to an Article, Section or other subdivision of this Supplemental Indenture and (ii) capitalized terms not otherwise defined herein shall have the meanings set forth in the Indenture and the following terms used in this Supplemental Indenture have the following respective meanings:

“Additional Interest” means the interest, if any, that shall accrue on any interest on the Notes the payment of which has not been made on the applicable Interest Payment Date and which shall accrue at the rate per annum specified or determined as specified in Section 2.01(e) from the applicable Interest Payment Date.

“Alternative Payment Mechanism” has the meaning set forth in Section 2.01(h).

“Applicable Percentage” means the result, expressed as a percentage, of one divided by (a) 0.75 with respect to any repayment, redemption or repurchase on or prior to November 15, 2016, (b) 0.50 with respect to any repayment, redemption or repurchase after November 15, 2016 and on or prior to November 15, 2036 and (c) 0.25 with respect to any repayment, redemption or repurchase after November 15, 2036 and prior to November 15, 2046.

“Bankruptcy Event” means any of the events set forth in Section 5.01(3) or Section 5.01(4) of the Indenture.

“Business Day” is any day, other than (i) a Saturday, Sunday or other day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or (ii) on or after November 15, 2016, a day that is not a day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

“Calculation Agent” means The Bank of New York Trust Company, N.A., or any other firm appointed by the Company, acting as calculation agent for the Notes.

“Commercially Reasonable Efforts” has, with respect to the Replacement Capital Obligation, the meaning set forth in Section 2.01(d)(vi), and with respect to the Alternative Payment Mechanism, the meaning set forth in Section 2.01(h)(iv).

“Comparable Treasury Issue” means the U.S. Treasury security selected by the Premium Calculation Agent as having a maturity comparable to the term remaining from the Early Redemption Date to November 15, 2016 (the “Remaining Life”) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable term.

“Comparable Treasury Price” means, with respect to an Early Redemption Date (1) the average of five Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest Reference

Treasury Dealer Quotations, or (2) if the Premium Calculation Agent obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

“Current Market Price” means with respect to the Common Stock on any date, the closing sale price per share (or if no closing sale price is reported, the average of the bid and ask prices or, if more than one in either case, the average of the average bid and the average ask prices) on that date as reported in composite transactions by the New York Stock Exchange or, if the Common Stock is not then listed on the New York Stock Exchange, as reported by the principal U.S. securities exchange on which the Common Stock is traded or quoted. If the Common Stock is not either listed or quoted on any U.S. securities exchange on the relevant date, the Current Market Price shall be the last quoted bid price per share for the Common Stock in the over-the-counter market on the relevant date as reported by the National Quotation Bureau or similar organization. If the Common Stock is not so quoted, the Current Market Price shall be the average of the mid-point of the last bid and ask prices per share for the Common Stock on the relevant date from each of at least three nationally recognized independent investment banking firms selected by the Company for this purpose.

“Debt Exchangeable for Equity” means a security (or combination of securities) that:

(i) gives the holder a beneficial interest in (a) debt securities of the Company that are Non-Cumulative and that are the most junior subordinated debt of the Company (or rank pari passu with the most junior subordinated debt of the Company) and (b) a fractional interest in a stock purchase contract;

(ii) includes a remarketing feature pursuant to which the subordinated debt of the Company is remarketed to new investors commencing within five years from the date of issuance of the security or earlier in the event of an early settlement event based on one or more financial tests or other express terms set forth in the terms of such securities or related transaction agreements;

(iii) provides for the proceeds raised in the remarketing to be used to purchase Qualifying Non-Cumulative Preferred Stock;

(iv) includes a replacement capital covenant substantially similar to the Replacement Capital Covenant, provided that such replacement capital covenant will apply to such security (or combination of securities) and to the Qualifying Non-Cumulative Preferred Stock and will not include Debt Exchangeable for Equity in the definition of Qualifying Capital Securities;

(v) after the issuance of such Qualifying Non-Cumulative Preferred Stock, provides the holder of the security with a beneficial interest in such Qualifying Non-Cumulative Preferred Stock;

(vi) includes a provision granting the Company a security interest in the debt securities referred to in clause (i)(a) to secure the holders’ obligation to purchase Qualifying Non-Cumulative Preferred Stock; and

(vii) includes a provision defining a failed remarketing and specifying that the consequences of a failed remarketing will be that the Qualifying Non-Cumulative Preferred Stock will be acquired in exchange for the debt securities.

“Deferral Period” has the meaning set forth in Section 2.01(g)(i).

“Distribution Date” means, as to any securities or combination of securities, the dates on which periodic Distributions on such securities are scheduled to be made.

“Distribution Period” means, as to any securities or combination of securities, each period from and including a Distribution Date for such securities to but excluding the next succeeding Distribution Date for such securities.

“Distributions” means, as to a security or combination of securities, dividends, interest payments or other income distributions to the holders thereof that are not Subsidiaries of the Company.

“Early Redemption Date” means any date fixed for redemption of the Notes by the Company, at the Company’s option, provided that, unless otherwise specified by the Company, a Repayment Date will not be an Early Redemption Date.

“Eligible Proceeds” means, with respect to any Interest Payment Date, the net proceeds (after underwriters’ or placement agents’ fees, commissions or discounts and other expenses relating to the issuance or sale) the Company has received during the 180-day period prior to such Interest Payment Date from the issuance or sale of Qualifying Securities, subject to the Warrant Issuance Cap, the Preferred Stock Issuance Cap and the Share Cap, as applicable, to Persons that are not Subsidiaries.

“Final Maturity Date” has the meaning set forth in Section 2.01(d)(iv).

“Intent-Based Replacement Disclosure” means, as to any security or combination of securities, that the issuer has publicly stated its intention, either in the prospectus or other offering document under which such securities were initially offered for sale or in filings with the Commission made by the issuer under the Exchange Act prior to or contemporaneously with the issuance of such securities, that the issuer will redeem or repurchase such securities only with the proceeds of specified replacement capital securities that have terms and provisions at the time of redemption or repurchase that are as or more equity-like than the securities then being redeemed or repurchased, raised within 180 days prior to the applicable redemption or repurchase date.

“Interest Payment Date” means a Quarterly Interest Payment Date or a Semi-Annual Interest Payment Date, as the case may be.

“Interest Period” means the period from and including any Interest Payment Date (or, in the case of the first Interest Payment Date, November 14, 2006) to but excluding the next Interest Payment Date.

“Make-Whole Price” means, for any Early Redemption Date, the sum, as calculated by the Premium Calculation Agent, of the present values of the remaining scheduled payments of principal (discounted from November 15, 2016) and interest that would have been payable to and including November 15, 2016 (discounted from their respective Interest Payment Dates) on the Notes to be redeemed (not including any portion of such payments of interest accrued to the Early Redemption Date) to the Early Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 25 basis points; plus accrued and unpaid interest on the principal amount being redeemed to the Early Redemption Date.

“Mandatorily Convertible Preferred Stock” means cumulative preferred stock with (a) no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (b) a requirement that the preferred stock convert into Common Stock within three years from the date of its issuance at a conversion ratio within a range established at the time of issuance of the preferred stock.

“Mandatory Trigger Provision” means as to any security or combination of securities (together in this definition, “securities”), provisions in the terms thereof or of the related transaction agreements that (A) require, or at its option in the case of non-cumulative perpetual preferred stock permit, the issuer of such securities to make payment of Distributions on such securities only pursuant to the issuance and sale of Common Stock, rights to purchase Common Stock or Qualifying Non-Cumulative Preferred Stock, within two years of a failure by the Company to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements, in an amount such that the net proceeds of such sale are at least equal to the amount of unpaid Distributions on such securities (including without limitation all deferred and accumulated amounts) and in either case require the application of the net proceeds of such sale to pay such unpaid Distributions, provided that the amount of Qualifying Non-Cumulative Preferred Stock the net proceeds of which the issuer may apply to pay such Distributions pursuant to such provision may not exceed 25% of the liquidation or principal amount of such securities, (B) if the Company issues any securities other than Qualifying Non-Cumulative Preferred Stock as contemplated in (A) above, prohibit the Company from repurchasing any Common Stock prior to the date six months after the issuer applies the net proceeds of the sales described in clause (A) to pay such unpaid Distributions in full and (C) upon any liquidation, dissolution, winding-up, reorganization or in connection with any insolvency, receivership or proceeding under any bankruptcy law with respect to the Company, limit the claim of the holders of such securities (other than non-cumulative perpetual preferred stock) for Distributions that accumulate during a period in which the Company fails to satisfy one or more financial tests set forth in the terms of such securities or related transaction agreements to (x) 25% of the principal amount of such securities then outstanding, in the case of securities not permitting the issuance and sale pursuant to the provisions described in clause (A) above of securities other than Common Stock or rights to acquire Common Stock, or (y) two years of accumulated and unpaid Distributions (including compounded amounts) in all other cases. No remedy other than Permitted Remedies will arise by the terms of such securities or related transaction agreements in favor of the holders of such securities as a result of the issuer’s failure to pay Distributions because of the Mandatory Trigger Provision or as a result of the issuer’s exercise of its right under an Optional Deferral Provision until Distributions have been deferred for one or more Distribution Periods that total together at least ten years.

“Market Disruption Event” means for purposes of sales of Qualifying Securities pursuant to the Alternative Payment Mechanism or sales of Replacement Capital Securities pursuant to the Replacement Capital Obligation, as applicable (collectively, the “Permitted Securities”), the occurrence or existence of any of the following events or sets of circumstances:

(a) trading in securities generally (or shares of the Company’s securities specifically) on the New York Stock Exchange or any other national securities exchange or over-the-counter market on which Common Stock and/or Preferred Stock is then listed or traded shall have been suspended or its settlement generally shall have been materially disrupted or minimum prices shall have been established on any such market or exchange by the Commission, by the relevant exchange or any other regulatory body or governmental authority having jurisdiction that materially disrupts or otherwise has a material adverse effect on trading in, or the issuance and sale of, Permitted Securities;

(b) the Company would be required to obtain the consent or approval of its shareholders or of a regulatory body (including, without limitation, any securities exchange) or governmental authority to issue the Permitted Securities, and fails to obtain such consent or approval notwithstanding its commercially reasonable efforts to such effect;

(c) an event occurs and is continuing as a result of which the offering document for the offer and sale of the Permitted Securities would, in the Company’s reasonable judgment, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such offering document or necessary to make the statements in such offering document not misleading and either (i) the disclosure of such event at the time the event occurs, in the Company’s reasonable judgment, would have a material adverse effect on the Company’s business or (ii) the disclosure relates to a previously undisclosed proposed or pending material business transaction and the Company has a bona fide business reason for keeping the same confidential or the disclosure of which would impede the Company’s ability to consummate that transaction; provided that one or more events described under this clause (c) shall not constitute a Market Disruption Event with respect to more than one Semi-Annual Interest Payment Date or two consecutive Quarterly Interest Payment Dates;

(d) the Company reasonably believes that the offering document for the offer and sale of the Permitted Securities would not be in compliance with a rule or regulation of the Commission (for reasons other than those referred to in the immediately preceding clause (c)) and the Company is unable to comply with such rule or regulation or such compliance is unduly burdensome; provided that no single suspension contemplated by this clause (d) may exceed 90 consecutive days and multiple suspension periods contemplated by this clause (d) may not exceed an aggregate of 180 days in any 360-day period;

(e) there is a material adverse change in general domestic or international economic, political or financial conditions, including without limitation as a result of terrorist activities, or the effect of international conditions on the financial markets in the United States, that materially disrupts the markets on which the Company’s securities are trading, such as to make it, in the Company’s judgment, impracticable to proceed with the offer and sale of the Permitted Securities;

(f) a material disruption shall have occurred in commercial banking or securities settlement or clearing services in the United States; or

(g) a banking moratorium shall have been declared by federal or state authorities of the United States, that results in a disruption of any of the markets on which the Company’s securities are trading.

“Non-Cumulative” means, with respect to any securities, that the issuer may elect not to make any number of periodic Distributions without any remedy arising under the terms of the securities or related agreements in favor of the holders, other than one or more Permitted Remedies. Securities that include either (i) provisions requiring the Company to issue Qualifying Non-Cumulative Preferred Stock and Common Stock or rights to purchase Common Stock and apply the proceeds to pay unpaid Distributions on terms substantially similar to the terms of the Alternative Payment Mechanism described in Section 2.01(h), or (ii) a Mandatory Trigger Provision shall also be deemed to be “Non-Cumulative” for all purposes herein other than the definitions of “Qualifying Non-Cumulative Preferred Stock” and “Perpetual Non-Cumulative Preferred Stock” and the use of the term under (b) of “Optional Deferral Provision.”

“Notes” has the meaning set forth in Section 2.01(a).

“Notice of Repayment” has the meaning set forth in Section 3.03.

“Optional Deferral Provision” means, as to any securities, a provision in the terms thereof or of the related transaction agreements to the following effect:

(a) the issuer of such securities may, in its sole discretion, defer in whole or in part payment of Distributions on such securities for one or more consecutive Distribution Periods of up to 5 years or, if an event substantially similar to a Market Disruption Event, with respect to such issuer, is continuing, ten years, without any remedy other than Permitted Remedies and the obligation described in clause (b) below; and

(b) if the issuer of such securities has exhausted its right to defer Distributions and no event substantially similar to a Market Disruption Event, with respect to such issuer, is continuing, the issuer will be obligated to issue common stock, rights to purchase common stock and/or Qualifying Non-Cumulative Preferred Stock in an amount such that the net proceeds of such sale equal or exceed the amount of unpaid Distributions on such securities (including without limitation all deferred and accumulated amounts) and to apply the net proceeds of such sale to pay such unpaid Distributions in full.

“Permitted Remedies” means, with respect to any securities, one or more of the following remedies:

(a) rights in favor of the holders of such securities permitting such holders to elect one or more directors of the issuer (including any such rights required by the listing requirements of any stock or securities exchange on which such securities may be listed or traded), and

(b) complete or partial prohibitions preventing the issuer from paying Distributions on or repurchasing common stock or other securities that rank pari passu with or junior as to Distributions to such securities for so long as Distributions on such securities, including unpaid Distributions, remain unpaid.

“Perpetual Non-Cumulative Preferred Stock” means Non-Cumulative perpetual preferred stock of the Company that is either non-callable or callable with a replacement capital covenant substantially similar to the Replacement Capital Covenant or callable with a Mandatory Trigger Provision and subject to Intent-Based Replacement Disclosure.

“Preferred Stock Issuance Cap” has the meaning set forth in Section 2.01(h)(ii).

“Premium Calculation Agent” means a Reference Treasury Dealer appointed by the Company, or any other firm appointed by the Company, or if any such firm is unwilling or unable to select the Comparable Treasury Issue or calculate the Make-Whole Price or Special Event Make-Whole Price, an investment banking institution of national standing appointed by the Trustee after consultation with the Company.

“Qualifying Capital Securities” means securities (other than Common Stock, rights to acquire Common Stock and securities convertible into Common Stock, such as Mandatorily Convertible Preferred Stock and Debt Exchangeable for Equity) that, in the determination of the Company’s Board of Directors, reasonably construing the definitions and other terms hereof, meet one of the following criteria:

(i) in connection with any redemption, repayment or repurchase of Notes on or prior to November 15, 2016:

(A) securities issued by the Company or its Subsidiaries that (1) rank pari passu with or junior to the Notes upon the liquidation, dissolution or winding-up of the Company, (2) have terms that are substantially similar to the terms of the Notes described in this Supplemental Indenture and the Indenture and (3) are subject to a replacement capital covenant substantially similar to the Replacement Capital Covenant or have a Mandatory Trigger Provision, a Ten-Year Optional Deferral Provision and are subject to Intent-Based Replacement Disclosure;

(B) securities issued by the Company or its Subsidiaries that (1) rank pari passu with or junior to the Notes upon the liquidation, dissolution or winding-up of the Company, (2) are Non-Cumulative, (3) have no maturity or a maturity of at least 50 years and (4) are subject to a replacement capital covenant substantially similar to the Replacement Capital Covenant or have a Mandatory Trigger Provision and are subject to Intent-Based Replacement Disclosure; or

(C) securities issued by the Company or its Subsidiaries that (1) rank pari passu or junior to other preferred stock of the issuer, (2) have no maturity or a maturity of at least 40 years, (3) are subject to a replacement capital covenant substantially similar to the Replacement Capital Covenant and (4) have a Mandatory Trigger Provision and a Ten-Year Optional Deferral Provision; or

(ii) in connection with any repayment, redemption or repurchase of Notes after November 15, 2016 and on or prior to November 15, 2036:

(A) all securities described under clause (i) of this definition;

(B) securities issued by the Company or its Subsidiaries that (1) rank pari passu with or junior to the Notes upon a liquidation, dissolution or winding-up of the Company, (2) have an Optional Deferral Provision or a Ten-Year Optional Deferral Provision, (3) have no maturity or a maturity of at least 50 years and (4) are subject to a replacement capital covenant substantially similar to the Replacement Capital Covenant;

(C) securities issued by the Company or its Subsidiaries that (1) rank pari passu with or junior to the Notes upon a liquidation, dissolution or winding-up of the Company, (2) are Non-Cumulative and (3) have no maturity or a maturity of at least 50 years and are subject to Intent-Based Replacement Disclosure;

(D) securities issued by the Company or its Subsidiaries that (1) rank pari passu with or junior to the Notes upon a liquidation, dissolution or winding-up of the Company, (2) are Non-Cumulative, (3) have no maturity or a maturity of at least 40 years and (4) are subject to a replacement capital covenant substantially similar to the Replacement Capital Covenant or have a Mandatory Trigger Provision and are subject to Intent-Based Replacement Disclosure;

(E) securities issued by the Company or its Subsidiaries that (1) would rank junior to all of the senior and subordinated debt of the Company other than the Notes, (2) have a Mandatory Trigger Provision and a Ten-Year Optional Deferral Provision and (3) have no maturity or a maturity of at least 50 years and are subject to Intent-Based Replacement Disclosure;

(F) cumulative preferred stock issued by the Company or its Subsidiaries that (1) has no prepayment obligation on the part of the issuer thereof, whether at the election of the holders or otherwise, and (2) (a) has no maturity or a maturity of at least 50 years and (b) is subject to a replacement capital covenant substantially similar to the Replacement Capital Covenant; or

(G) other securities issued by the Company or its Subsidiaries that (1) rank upon a liquidation, dissolution or winding-up of the Company either (a) pari passu with or junior to the Notes or (b) pari passu with the claims of the Company’s trade creditors and junior to all of the Company’s long-term indebtedness for money borrowed (other than the Company’s long-term indebtedness for money borrowed from time to time outstanding that by its terms ranks pari passu with such securities on a liquidation, dissolution or winding-up of the Company), and (2) either (a) have no maturity or a maturity of at least 40 years, are subject to Intent-Based Replacement Disclosure and have a Mandatory Trigger Provision and a Ten-Year Optional Deferral Provision or (b) have no maturity or a maturity of at least 25 years, are subject to a replacement capital covenant substantially similar to the Replacement Capital Covenant and have a Mandatory Trigger Provision and a Ten-Year Optional Deferral Provision; or

(iii) in connection with any repayment, redemption or repurchase of Notes after November 15, 2036, and on or prior to November 15, 2046:

(A) all securities described under clauses (i) or (ii) of this definition;

(B) Preferred Stock issued by the Company that (1) has no maturity or a maturity of at least 50 years and is subject to Intent-Based Replacement Disclosure and (2) has an Optional Deferral Provision or a Ten-Year Optional Deferral Provision;

(C) securities issued by the Company or its Subsidiaries that (1) rank pari passu with or junior to the Notes upon a liquidation, dissolution or winding-up of the Company, (2) either (a) have no maturity or a maturity of at least 50 years and are subject to Intent-Based Replacement Disclosure or (b) have no maturity or a maturity of at least 30 years and are subject to a replacement capital covenant substantially similar to the Replacement Capital Covenant and (3) have an Optional Deferral Provision or a Ten-Year Optional Deferral Provision;

(D) securities issued by the Company or its Subsidiaries that (1) would rank junior to all of the senior and subordinated debt of the Company other than the Notes, (2) have a Mandatory Trigger Provision and a Ten-Year Optional Deferral Provision and (3) have no maturity or a maturity of at least 30 years and are subject to Intent-Based Replacement Disclosure; or

(E) cumulative preferred stock issued by the Company or its Subsidiaries that either (1) has no maturity or a maturity of at least 50 years and is subject to Intent-Based Replacement Disclosure or (2) has a maturity of at least 40 years and is subject to a replacement capital covenant substantially similar to the Replacement Capital Covenant.

“Qualifying Non-Cumulative Preferred Stock” means non-cumulative perpetual preferred stock of the Company or its Subsidiaries that ranks pari passu with or junior to other preferred stock of the issuer, and, for purposes of clause (A) of the definition of Mandatory Trigger Provision, contains no remedies other than Permitted Remedies and is either subject to a replacement capital covenant substantially similar to the Replacement Capital Covenant or has a Mandatory Trigger Provision and is subject to Intent-Based Replacement Disclosure.

“Qualifying Securities” means Qualifying Warrants and Perpetual Non-Cumulative Preferred Stock.

“Qualifying Warrants” means net share settled warrants to purchase Common Stock that have an exercise price greater than the Current Market Price of Common Stock as of their date of issuance, that the Company is not entitled to redeem for cash and that the holders of such warrants are not entitled to require the Company to repurchase for cash in any circumstance.

“Quarterly Interest Payment Date” has the meaning set forth in Section 2.01(e).

“Rating Agency Event” means the determination by the Company of a change by any nationally recognized statistical rating organization within the meaning of Rule 15c3-1 under the Exchange Act, that as of November 7, 2006 publishes a rating for the Company (a “Rating Agency”) in the equity credit criteria for securities such as the Notes resulting in a lower equity credit to the Company than the equity credit assigned by such Rating Agency to the Notes on November 7, 2006.

“Redemption Price” means the price at which the Notes are to be redeemed, as specified herein.

“Reference Treasury Dealer” means (1) each of Morgan Stanley & Co. Incorporated, Deutsche Bank Securities Inc. and Goldman, Sachs & Co. and its successors, provided, however, that if the foregoing shall cease to be a primary U.S. government securities dealer in New York City (a “Primary Treasury Dealer”) the Company shall substitute therefor another Primary Treasury Dealer and (2) any other Primary Treasury Dealers selected by the Premium Calculation Agent after consultation with the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any Early Redemption Date, the average, as determined by the Premium Calculation Agent, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Premium Calculation Agent at 5:00 p.m., New York City time, on the third Business Day preceding such redemption date.

“Regular Record Date” for the interest payable on any Interest Payment Date with respect to the Notes means (i) in the case of Notes represented by one or more Global Securities, the Business Day preceding such Interest Payment Date and (ii) in the case of Notes not represented by one or more Global Securities, the date which is fifteen calendar days next preceding such Interest Payment Date (whether or not a Business Day).

“Repayment Date” has the meaning set forth in Section 2.01(d)(ii).

“Replacement Capital Covenant” means the Replacement Capital Covenant, dated as of November 14, 2006, of the Company, without giving any effect to any amendment or supplement thereto.

“Replacement Capital Obligation” has the meaning set forth in Section 2.01(d)(ii).

“Replacement Capital Securities” means,

(i) Common Stock and rights to acquire Common Stock (including Common Stock and rights to acquire Common Stock issued pursuant to the Company’s reinvestment plan or employee benefit plans);

(ii) Mandatorily Convertible Preferred Stock;

(iii) Debt Exchangeable for Equity; and

(iv) Qualifying Capital Securities.

“Scheduled Redemption Date” has the meaning set forth in Section 2.01(d)(i).

“Semi-Annual Interest Payment Date” has the meaning set forth in Section 2.01(e).

“Share Cap” has the meaning set forth in Section 2.01(h)(ii).

“Special Event Make-Whole Price” means, for any Early Redemption Date, the sum, as calculated by the Premium Calculation Agent, of the present values of the remaining scheduled payments of principal (discounted from November 15, 2016) and interest that would have been payable to and including November 15, 2016 (discounted from their respective Interest Payment Dates) on the Notes to be redeemed (not including any portion of such payments of interest accrued to the Early Redemption Date) to the Early Redemption Date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 50 basis points, plus accrued and unpaid interest on the principal amount being redeemed to the Early Redemption Date.

“Supplemental Notice” has the meaning set forth in Section 3.03.

“Tax Event” means that the Company has requested and received an Opinion of Counsel experienced in such matters to the effect that, as a result of any:

(a) amendment to or change in the laws or regulations of the United States or any political subdivision or taxing authority of or in the United States that is enacted or becomes effective after the initial issuance of the Notes;

(b) proposed change in those laws or regulations that is announced after the initial issuance of the Notes;

(c) official administrative decision or judicial decision or administrative action or other official pronouncement interpreting or applying those laws or regulations that is announced after the initial issuance of the Notes; or

(d) threatened challenge asserted in connection with an audit of the Company or its Subsidiaries, or a threatened challenge asserted in writing against any other taxpayer that has raised capital through the issuance of securities that are substantially similar to the Notes, which challenge becomes publicly known or otherwise becomes widely known to tax practitioners after the initial issuance of the Notes, there is more than an insubstantial risk that interest payable by the Company on the Notes is not, or will not be, deductible by the Company, in whole or in part, for United States federal income tax purposes.

“Ten-Year Optional Deferral Provision” means, as to any securities, a provision in the terms thereof or of the related transaction agreements to the effect that the issuer of such securities thereof may, in its sole discretion, defer in whole or in part payment of Distributions on such securities for one or more consecutive Distribution Periods of up to ten years without any remedy other than Permitted Remedies.

“Three-month LIBOR” means, with respect to any Interest Period from and including November 15, 2016, the rate (expressed as a percentage per annum) for deposits in U.S. dollars for a three-month period commencing on the first day of that quarterly Interest Period ending on the next Interest Payment Date (for the purposes of this definition, the “Relevant Period”) that appears on Telerate Page 3750 as of 11:00 a.m. (London time) on the LIBOR determination date for that Interest Period. If such rate does not appear on MoneyLine Telerate Page 3750, three-month LIBOR shall be determined on the basis of the rates at which deposits in U.S. dollars for the Relevant Period and in a principal amount of not less than $1,000,000 are offered to prime banks in the London interbank market by four major banks in the London interbank market selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., London time on the LIBOR determination date for that Interest Period. The Calculation Agent shall request the principal London office of each of such banks to provide a quotation of its rate. If at least two such quotations are provided, three-month LIBOR with respect to that Interest Period shall be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of such quotations. If fewer than two quotations are provided, three-month LIBOR with respect to that Interest Period shall be the arithmetic mean (rounded upward if necessary to the nearest whole multiple of 0.00001%) of the rates quoted by three major banks in New York City selected by the Calculation Agent (after consultation with the Company), at approximately 11:00 a.m., New York City time, on the first day of that Interest Period for loans in U.S. dollars to leading European banks for the Relevant Period and in a principal amount of not less than

$1,000,000. However, if fewer than three banks selected by the Calculation Agent to provide quotations are quoting as described above, three-month LIBOR for that Interest Period shall be the same as three-month LIBOR as determined for the previous Interest Period or, in the case of the Interest Period commencing on November 15, 2016, the interest rate on the Notes shall be 7.37785%. The establishment of three-month LIBOR for each Interest Period commencing on or after November 15, 2016 by the Calculation Agent shall (in the absence of manifest error) be final and binding. For purposes of this definition, “London banking day” means any day on which commercial banks are open for general business (including dealings in deposits in U.S. dollars) in London, England; “LIBOR determination date” means the second London banking day immediately preceding the first day of the relevant Interest Period; “MoneyLine Telerate Page” means the display on MoneyLine Telerate, Inc., or any successor service, on the Telerate Page 3750 or any replacement page or pages on that service; and “Telerate Page 3750” means the display designated on page 3750 on MoneyLine Telerate Page (or such other page as may replace the 3750 page on the service or such other service as may be nominated by the British Bankers’ Association for the purpose of displaying London interbank offered rates for U.S. Dollar deposits).

“Treasury Rate” means, with respect to any Early Redemption Date, the yield, calculated on the third Business Day preceding the Early Redemption Date, under the heading that represents the average for the immediately preceding week, appearing in the most recently published statistical release designated H.15(519) or any successor publication that is published weekly by the Board of Governors of the Federal Reserve System and that establishes yields on actively traded U.S. Treasury securities adjusted to constant maturity under the caption Treasury Constant Maturities, for the maturity corresponding to the Comparable Treasury Issue (if no maturity is within three months before or after the Remaining Life (as defined under “Comparable Treasury Issue” above), yields for the two published maturities most closely corresponding to the Comparable Treasury Issue shall be determined and the Treasury Rate shall be interpolated or extrapolated from such yields on a straight line basis, rounding to the nearest month); or if such release (or any successor release) is not published during the week preceding the calculation date or does not contain such yields, the rate per annum equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, calculated using a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such date of redemption.

“Warrant Issuance Cap” has the meaning set forth in Section 2.01(h)(ii).

ARTICLE 2

TERMS OF SERIES OF SECURITIES

Section 2.01. Terms of Series of Securities. Pursuant to Sections 2.01 and 3.01 of the Indenture, there is hereby established a series of Securities, the terms of which shall be as follows:

(a) Designation. The Securities of this series shall be known and designated as the “6.15% Fixed-to-Floating Rate Junior Subordinated Notes due 2066” of the Company (the “Notes”).

(b) Issue Price and Aggregate Principal Amount. The Notes shall be issued at a price of 99.712% per each $1,000 principal amount of the Notes, and the maximum aggregate principal amount of the Notes which may be authenticated and delivered under the Indenture and this Supplemental Indenture shall be $600,000,000 (except for Notes authenticated and delivered upon registration of transfer of, or exchange for, or in lieu of, other Notes pursuant to (i) Section 2.03, 3.04, 3.05, 3.06, 9.04 or 11.07 of the Indenture or (ii) Article 3 of this Supplemental Indenture).

(c) Denominations. The Notes shall be issued only in fully registered form, and the authorized denominations of the Notes shall be $1,000 principal amount and any integral multiple thereof.

(d) Scheduled Redemption Date. (i) The Company shall repay the Notes on November 15, 2036 (the “Scheduled Redemption Date”) from the net proceeds raised from the issuance of Replacement Capital Securities on or before the Scheduled Redemption Date pursuant to Section 2.01(d)(ii), and valuing, in the case of Mandatorily Convertible Preferred Stock, Debt Exchangeable for Equity or Qualifying Capital Securities, the net proceeds raised at 100%, and in the case of Common Stock and rights to acquire Common Stock (including Common Stock and rights to acquire Common Stock issued pursuant to the Corporation’s reinvestment plan or employee benefit plans), the net proceeds raised at the Applicable Percentage. If the Company has not raised sufficient net proceeds to repay the Notes in full on the Scheduled Redemption Date, it shall (i) repay the Notes on the Scheduled Redemption Date in part to the extent of the proceeds so raised and (ii) continue to comply with Section 2.01(d)(ii). For the avoidance of doubt, a Repayment Date shall not constitute a Maturity for the purposes of Section 5.01(2) or 5.03(2) of the Indenture, unless the Company has given notice to the Trustee fixing such date for redemption and stating that the Company has determined to treat that date as a Maturity, in which case such date shall constitute a Maturity for the Notes specified in the applicable Notice of Repayment or Supplemental Notice, as the case may be.

(ii) The Company shall use its Commercially Reasonable Efforts, subject to a Market Disruption Event, to raise sufficient net proceeds from the issuance of Replacement Capital Securities in a 180-day period ending on the date a Notice of Repayment is given pursuant to Section 3.03 to permit repayment of the Notes Outstanding in full on the Scheduled Redemption Date (the “Replacement Capital Obligation”). If the Company has not raised sufficient net proceeds pursuant to the preceding sentence to permit repayment of all principal and accrued and unpaid interest on the Notes on the Scheduled Redemption Date, it may not otherwise redeem Notes in excess of the proceeds allocated to the Notes as provided below, the unpaid amount shall remain outstanding from quarter to quarter and bear interest, payable on the Quarterly Interest Payment Dates, until repaid, and the Replacement Capital Obligation shall continue to apply to each subsequent Quarterly Interest Payment Date (substituting the relevant Quarterly Interest Payment Date for the Scheduled Redemption Date and a 90-day period for the 180-day period in the definition of “Replacement Capital Obligation”) (the Scheduled Redemption Date and each such subsequent Quarterly Interest Payment Date, a “Repayment Date”) and shall terminate (A) on the Interest Payment Date on which the Company has redeemed the Notes in full in accordance with the Replacement Capital Obligation, (B) when the Notes are otherwise paid in full on the Final Maturity Date or (C) upon an Event of Default resulting in acceleration of the Notes pursuant to Section 5.02 of the Indenture. Unless the Replacement Capital Obligation shall have terminated as aforesaid and except under the circumstances set forth in Section 2.01(d)(vii), the Company’s failure to use Commercially Reasonable Efforts to raise sufficient proceeds from the issuance of Replacement Capital Securities to redeem the Notes in full in connection with the redemption of the Notes on a Repayment Date shall constitute a default under clause (5) of the definition of Enforcement Event in the Indenture, but shall in no event constitute an Event of Default. Notwithstanding anything to the contrary in the Indenture or this Supplemental Indenture, the Trustee shall have no obligation to exercise any remedies with respect to any Enforcement Event arising from such default unless directed to do so in accordance with and subject to the conditions set forth in Sections 5.12 and 6.02(4) of the Indenture. The Trustee may conclusively assume that the Replacement Capital Obligation has been complied with unless the Company or the Holders of 25% in aggregate principal amount of the Notes have given the Trustee notice to the contrary. The Company may modify or terminate the Replacement Capital Obligation only in accordance with Section 9.02 of the Indenture except that the Company may amend the Replacement Capital Obligation at any time in accordance with Section 9.01 of the Indenture, (A) where such amendment is not adverse to the Holders of the Notes and the Company has delivered to such Holders and the Trustee an Officers’ Certificate stating that such amendment is not adverse to such Holders, (B) to impose additional restrictions on the types of securities qualifying as

Replacement Capital Securities, and the Company has delivered to such Holders and the Trustee an Officers’ Certificate to that effect or (C) to eliminate Common Stock and/or Mandatorily Convertible Preferred Stock (but only to the extent exchangeable for Common Stock), as securities the proceeds of which may be included for purposes of the Replacement Capital Obligation if, in the case of this clause (C), the Company has been advised in writing by a nationally recognized independent accounting firm that there is more than an insubstantial risk that the failure to do so would result in a reduction in the Company’s earnings per share as calculated for financial reporting purposes.

(iii) Notwithstanding anything to the contrary in this Supplemental Indenture, if the Company redeems the Notes pursuant to this Section 2.01(d) or Section 2.01(j) when any deferred interest remains unpaid and at a time when the Alternative Payment Mechanism is otherwise applicable, the unpaid deferred interest (including Additional Interest thereon) may only be paid pursuant to the Alternative Payment Mechanism.

(iv) Any principal amount of the Notes, together with accrued and unpaid interest, shall be due and payable on November 15, 2066 (the “Final Maturity Date”), regardless of the amount of Replacement Capital Securities the Company has issued and sold by that time.

(v) If any date fixed for redemption or repayment pursuant to this Section 2.01(d) is not a Business Day, then payment of the Redemption Price or repayment of the principal amount of the Notes due on that date shall be made on the next day that is a Business Day, without any interest or other payment as a result of such delay.

(vi) “Commercially Reasonable Efforts” to sell Replacement Capital Securities means commercially reasonable efforts by the Company to complete the offer and sale of Replacement Capital Securities to third parties that are not Subsidiaries of the Company in public offerings or private placements. The Company shall not be considered to have made Commercially Reasonable Efforts to effect a sale of Replacement Capital Securities if it determines to not pursue or complete such sale due to pricing, coupon, dividend rate or dilution considerations.

(vii) The Company shall not be required to redeem the Notes on any Repayment Date, and such failure to redeem shall not constitute an Enforcement Event, to the extent of the net proceeds the Company was not able to raise as a result of the occurrence of a Market Disruption Event. The Company shall deliver to the Trustee an Officer’s Certificate (which the Trustee shall promptly forward upon receipt to each Holder of the Notes) on the date the related Notice of Repayment pursuant to Section 3.03 is given, or prior to the date the related Notice of Repayment required by Section 3.03 would have been given, certifying that:

(A) a Market Disruption Event was existing during the 180-day period preceding the date of such certificate or, in the case of any Quarterly Interest Payment Date, the 90-day period preceding the date of such certificate; and

(B) either (1) the Market Disruption Event continued for the entire 180-day period or 90-day period, as the case may be, or (2) the Market Disruption Event continued for only part of the period, but the Company was unable after Commercially Reasonable Efforts to raise sufficient net proceeds during the rest of that period to permit repayment of the Notes in full.

(viii) Net proceeds that the Company is permitted to apply to repayment of the Notes on the Repayment Dates pursuant to Section 2.01(d)(i) above shall be applied, first, to pay deferred interest in chronological order to the extent of Eligible Proceeds under the Alternative Payment Mechanism (the amount thereof to be certified by the Company to the Trustee in an Officers’ Certificate), second, to pay current interest that the Company is not paying from other sources and, third, to repay the principal of Notes; provided that if the Company raises less than $5 million of net proceeds from the sale of Replacement Capital Securities during the applicable 180- or 90-day period preceding the date the applicable Notice of Repayment is given pursuant to Section 3.03, the Company shall deliver the Trustee an Officers’ Certificate to such effect and the Company shall not be required to repay any Notes on such Repayment Date, but the Company shall use those net proceeds to repay the Notes on the next Repayment Date as of which the Company has raised at least $5 million of net proceeds; provided, further, that if the net proceeds allocable to repay the principal of the Notes shall not be divisible by the authorized denominations of the Notes into a whole number, the net proceeds so allocable shall be deemed to be equal to the next lower amount divisible by such authorized denominations into a whole number; provided, further, that if the Company is obligated to use Commercially Reasonable Efforts to sell Replacement Capital Securities and apply the net proceeds to payments of principal of or interest on any outstanding securities in addition to the Notes and the Company shall deliver the Trustee an Officers’ Certificate to such effect, then on any date and for any period the amount of net proceeds received by the Company from those sales and available for such payments shall be applied to the Notes and those other securities having the same scheduled repayment date or scheduled redemption date as the Notes pro rata in accordance with their respective outstanding principal amounts and none of such net proceeds shall be applied to any other securities having a later scheduled repayment date or scheduled redemption date until the principal of and all accrued and unpaid interest on the Notes has been paid in full.

(ix) In the event the Company has delivered a notice to the Trustee pursuant to Section 3.01 in connection with any Repayment Date, the principal amount of Notes payable on such Repayment Date, if any, shall be the principal amount set forth in the Notice of Repayment accompanying such notice and such principal amount of Notes shall be repaid on such Repayment Date pursuant to Article 3, subject to this Section 2.01(d).

(x) The obligation of the Company to repay the Notes pursuant to this Section 2.01(d) on any date prior to the Final Maturity Date shall be subject to its obligations under Article 13 of the Indenture to the holders of Senior Indebtedness.

(e) Rate of Interest. Interest on the Notes shall accrue from the most recent Interest Payment Date to which interest has been paid or duly provided for, or if no interest has been paid or duly provided for, from November 14, 2006. The Notes shall bear interest (i) from and including November 14, 2006 to but excluding November 15, 2016 at the annual rate of 6.15%, computed on the basis of a 360-day year comprised of twelve 30-day months and (ii) from and including November 15, 2016 to but excluding the Final Maturity Date at an annual rate equal to Three-month LIBOR plus 2.0025%, computed on the basis of a 360-day year and the actual number of days elapsed. Subject to Section 2.01(g) and Section 2.01(h), interest on the Notes shall be payable in cash (i) semi-annually in arrears on May 15 and November 15 of each year, commencing on May 15, 2007, until November 15, 2016 (each such date, a “Semi-Annual Interest Payment Date”) and (ii) quarterly in arrears on February 15, May 15, August 15 and November 15, commencing February 15, 2017 until the Final Maturity Date (each such date, a “Quarterly Interest Payment Date”). Any installment of interest (or portion thereof) deferred in accordance with Section 2.01(g) or otherwise unpaid shall bear interest, to the extent permitted by law, at the rate of interest then in effect on the Notes, from the relevant Interest Payment Date, compounded on each subsequent Interest Payment Date, until paid in accordance with Section 2.01(h). If any Semi-Annual Interest Payment Date would otherwise fall on a day that is not a Business Day, the interest payment due on that date shall be postponed to the next day that is a Business Day and no interest shall accrue as a result of that postponement. If any Quarterly Interest Payment Date is not a Business Day, the Quarterly Interest Payment Date shall be postponed to the following Business Day unless such Business Day would fall in the next calendar month, in which case the Quarterly Interest Payment Date shall be the preceding Business Day. However, if any Quarterly Interest Payment Date falls on a date fixed for early redemption, or other redemption or repayment, and such day is not a Business Day, the interest payment due on that date shall be postponed to the next day that is a Business Day and no interest shall accrue as a result of that postponement.

(f) To Whom Interest is Payable. Interest shall be payable on each Interest Payment Date to each Person in whose name the Notes are registered at the close of business on the Regular Record Date for such Interest Payment Date, except that (i) interest payable on any Notes on any Repayment Date or Redemption Date and (ii) interest payable on the Final Maturity Date shall be paid to the Person to whom principal is paid.

(g) Option to Defer Interest Payments. (i) The Company shall have the right, on one or more occasions, to defer the payment of interest on the Notes for one or more consecutive Interest Periods during any period of up to 10 years (which may include a combination of semi-annual and quarterly Interest Periods), (a “Deferral Period”) without giving rise to an Event of Default or, unless otherwise indicated below, an Enforcement Event. The Company’s right to defer interest payments shall end on the earliest of (A) the Final Maturity Date, (B) any redemption of the Notes in full prior to the Final Maturity Date or (C) the acceleration of the Notes following an Event of Default. Interest on the Notes shall continue to accrue during Deferral Periods at the then-applicable interest rate on the Notes, compounded on each Interest Payment Date, subject to applicable law.

(ii) The Company shall (A) not later than the Business Day immediately following the first Interest Payment Date during a Deferral Period on which the Company elects to pay current interest or, if earlier, the Business Day following the fifth anniversary of the commencement of the relevant Deferral Period, be required to use Commercially Reasonable Efforts to sell Qualifying Securities pursuant to the Alternative Payment Mechanism, subject to the Warrant Issuance Cap, the Preferred Stock Issuance Cap and the Share Cap, and unless the Company has delivered to the Trustee notice of a Market Disruption Event, to apply the Eligible Proceeds to the payment of any deferred interest (and Additional Interest thereon) on the next Interest Payment Date, and this requirement shall continue in effect until the end of the Deferral Period; and (B) not pay deferred interest on the Notes (and Additional Interest thereon) prior to the Final Maturity Date from any source other than Eligible Proceeds unless otherwise required at the time by any applicable regulatory authority, although it may pay current interest at all times from any available funds. The Company’s failure to pay interest on the Notes in accordance with the Alternative Payment Mechanism as required by this Supplemental Indenture shall constitute a default under clause (5) of the definition of Enforcement Event in the Indenture, but shall in no event constitute an Event of Default. Notwithstanding anything to the contrary in the Indenture or this Supplemental Indenture, the Trustee shall have no obligation to exercise any remedies with respect to any Enforcement Event arising from such default unless directed to do so in accordance with and subject to the conditions set forth in Sections 5.12 and 6.02(4) of the Indenture. The Trustee may conclusively assume that the Alternative Payment Mechanism has been complied with unless the Company or the Holders of 25% in aggregate principal amount of the Notes have given the Trustee notice to the contrary.

(iii) If the Company is involved in a business combination where immediately after its consummation more than 50% of the surviving entity’s voting stock is owned by the shareholders of the other party to the business combination, then the Alternative Payment Mechanism shall not apply to any interest that is deferred and unpaid as of the date of consummation of the business combination. The Alternative Payment Mechanism shall apply, however, to any interest on the Notes that is deferred after such date.

(iv) To the extent that the Company applies proceeds from the sale of Qualifying Securities to pay interest, the Company shall allocate the proceeds to deferred payments of interest (and Additional Interest thereon) in chronological order based on the date each payment was first deferred.

(v) At the end of a 10-year Deferral Period, the Company shall pay all deferred interest. After the Company makes all interest payments that the Company has deferred, including Additional Interest on the deferred payments, the Company may again defer interest payments during new Deferral Periods of up to 10 years, subject to the requirements therefor set forth herein.

(vi) The Company shall give the Holders of the Notes and the Trustee written notice of its election to begin a Deferral Period at least one Business Day before the Regular Record Date for the Interest Payment Date on which such Deferral Period shall begin. However, the Company’s failure to pay interest on an Interest Payment Date shall constitute the commencement of a Deferral Period unless the Company pays such interest within five Business Days of the Interest Payment Date, whether or not it provides a notice of deferral. For the avoidance of doubt, the non-payment of such interest for five Business Days does not give rise to a default under the Indenture.

(vii) So long as any Notes remain Outstanding during any Deferral Period, the Company shall not, and shall not permit any of its Subsidiaries to declare or pay any dividends or any Distributions on, or redeem, purchase, acquire or make a liquidation payment on, any shares of the Company’s capital stock or make any payment of principal of, or interest or premium, if any, on, or repay, repurchase or redeem any of the

Company’s debt securities that rank pari passu with or junior to the Notes. However, at any time, including during any Deferral Period, the Company shall be permitted to: (A) pay dividends or Distributions to common shareholders in the form of additional shares of Common Stock; (B) declare or pay a dividend in connection with the implementation of a shareholders’ rights plan, or issue stock under such a plan, or redeem or repurchase any rights distributed pursuant to such a plan and (C) purchase Common Stock for issuance pursuant to any employee benefit plans. In addition, if any Deferral Period lasts longer than one year, the Company shall not, subject to the limited exceptions set forth in this Section 2.01(g)(vii) and unless required to do so by any applicable regulatory authority, repurchase, or permit its Subsidiaries to purchase, Common Stock for a one-year period following the date on which all deferred interest has been paid pursuant to the Alternative Payment Mechanism. If the Company is involved in a business combination where immediately after its consummation more than 50% of the surviving entity’s voting stock is owned by the shareholders of the other party to the business combination, then the immediately preceding sentence shall not apply to any Deferral Period that is terminated on the next Interest Payment Date following the date of consummation of the business combination.

(h) Alternative Payment Mechanism. (i) Subject to certain conditions described in Section 2.01(h)(ii) and the exception described in Section 2.01(h)(iv) below, if the Company defers interest on the Notes, it shall be required, not later than (i) the Business Day immediately following the first Interest Payment Date during a Deferral Period on which it elects to pay current interest, or (ii) if earlier, the Business Day following the fifth anniversary of the commencement of a Deferral Period, to use Commercially Reasonable Efforts to begin issuing Qualifying Securities to Persons that are not its Affiliates. The Company shall be required, with respect to any subsequent Interest Payment Date during a Deferral Period until the deferred interest has been paid in full, to use Commercially Reasonable Efforts to sell Qualifying Securities until the Company has raised an amount of Eligible Proceeds that is sufficient to pay all deferred interest (and Additional Interest thereon) accrued up to such Interest Payment Date. The Company shall not pay deferred interest (and Additional Interest thereon) on the Notes prior to the Final Maturity Date from any source other than Eligible Proceeds, unless otherwise required at the time by any applicable regulatory authority. This method of funding the payment of accrued and unpaid interest is referred to as the “Alternative Payment Mechanism.”

(ii) Under the Alternative Payment Mechanism, the Company shall not issue Qualifying Warrants for the purposes of the Alternative Payment Mechanism prior to the fifth anniversary of the commencement of any Deferral Period to the extent that the number of shares of Common Stock underlying any issuance of Qualifying Warrants applied to pay deferred interest on the Notes, together with the number of shares underlying all prior issuances of Qualifying Warrants during such Deferral Period so applied, would exceed 2% of the total number of issued and outstanding shares of Common Stock as of the date of the Company’s then most recent publicly available consolidated financial statements (the “Warrant Issuance Cap”). In addition, the Company shall not issue Perpetual Non-Cumulative Preferred Stock for the purposes of the Alternative Payment Mechanism to the extent that the net proceeds of any issuance of Perpetual Non-Cumulative Preferred Stock applied to pay deferred interest on the Notes, together with the net proceeds of all prior issuances of Perpetual Non-Cumulative Preferred Stock so applied, would exceed 25% of the aggregate principal amount of the Notes Outstanding as of November 15, 2006 (the “Preferred Stock Issuance Cap”). Once the Company reaches the Warrant Issuance Cap for any Deferral Period, it may not issue more Qualifying Warrants prior to the fifth anniversary of the commencement of such Deferral Period pursuant to the Alternative Payment Mechanism even if there is a subsequent increase in the number of outstanding shares of Common Stock. The Warrant Issuance Cap shall cease to apply following the fifth anniversary of the commencement of any Deferral Period, at which point the Company may only pay any deferred interest, regardless of the time at which it was deferred (other than on the Final Maturity Date), using the Alternative Payment Mechanism, subject to the Preferred Stock Issuance Cap, the Share Cap and any Market Disruption Event. If the Warrant Issuance Cap has been reached during a Deferral Period and the Company subsequently pays all deferred payments (and Additional Interest thereon), the Warrant Issuance Cap shall cease to apply, and shall only apply again once the Company starts a new Deferral Period. The Preferred Stock Issuance Cap shall apply so long as the Notes remain Outstanding and all proceeds of issuances of Perpetual Non-Cumulative Preferred Stock used to pay deferred interest hereunder shall count against such cap. The Company shall not issue Qualifying Warrants for the purposes of the Alternative Payment Mechanism to the extent that the total number of shares of Common Stock underlying such Qualifying Warrants, together with all prior issuances of Qualifying Warrants, exceeds 50 million shares (the “Share Cap”). The Share Cap shall apply so long as the Notes remain Outstanding, other than on the Final Maturity Date. The Company shall use commercially reasonable efforts to increase the Share Cap from time to time (without having to comply with Article 9 of the Indenture) to a number of shares of Common Stock that would allow it to satisfy its obligations with respect to the Alternative Payment Mechanism by delivering to the Trustee an Officers’ Certificate setting forth the increased Share Cap. The Share Cap shall be adjusted proportionately for any change in the number of outstanding shares of Common Stock by reason of any stock split, reverse stock split, stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or other similar transaction, effective upon the effective date of any such transaction.

(iii) If, due to a Market Disruption Event or otherwise, the Company were able to raise some, but not all, Eligible Proceeds necessary to pay all deferred interest (including Additional Interest thereon) on any Interest Payment Date, the Company shall apply any available Eligible Proceeds to pay accrued and unpaid interest on the applicable Interest Payment Date in chronological order. If the Company shall have outstanding securities in addition to, and that rank pari passu with, the Notes under which the Company is obligated to sell Qualifying Securities and apply the net proceeds to the payment of deferred interest or Distributions and the Company shall deliver to the Trustee an Officers’ Certificate to such effect, then on any date and for any period the amount of net proceeds received by the Company from those sales and available for payment of the deferred interest and Distributions shall be applied to the Notes and those other securities on a pro rata basis in accordance with their respective outstanding principal amounts, or on such other basis as any applicable regulator shall approve.

(iv) The Company shall be relieved of its obligations under the Alternative Payment Mechanism in respect of any Interest Payment Date if it delivers an Officers’ Certificate to the Trustee (which the Trustee shall promptly forward upon receipt to each Holder of the Notes) no more than 30 and no less than 15 days in advance of that Interest Payment Date certifying that a Market Disruption Event was existing after the immediately preceding Interest Payment Date; and either:

(1) the Market Disruption Event continued for the entire period from the Business Day immediately following the preceding Interest Payment Date to the Business Day immediately preceding the date on which such certification is provided; or

(2) the Market Disruption Event continued for only part of this period, but the Company was unable after using Commercially Reasonable Efforts to raise sufficient Eligible Proceeds during the rest of that period to pay all accrued and unpaid interest.

“Commercially Reasonable Efforts” to sell securities in accordance with the Alternative Payment Mechanism means commercially reasonable efforts to complete the offer and sale of Qualifying Securities to third parties that are not Subsidiaries of the Company in public offerings or private placements. The Company shall not be relieved of its obligations under the Alternative Payment Mechanism if it determines not to pursue or complete the sale of Qualifying Securities due to pricing, dividend rate or dilution considerations.

(i) Events of Default. Clauses (1) through (4) of Section 5.01 of the Indenture shall constitute Events of Default with respect to the Notes. For the avoidance of doubt, and without prejudice to any other remedies that may be available to the Trustee or the Holders of the Notes under the Indenture, no breach by the Company of any other covenant or obligation under the Indenture, this Supplemental Indenture or the terms of the Notes shall be an Event of Default with respect to the Notes.

(j) Redemption. (i) Subject to obtaining any then-required regulatory approval, the Notes are redeemable (A) in whole or in part, at any time on or after November 15, 2016 at their principal amount plus accrued and unpaid interest to the date of redemption, provided that in the event of a redemption in part that the principal amount outstanding after such redemption is at least $50,000,000; (B) in whole or in part, prior to November 15, 2016, in cases not involving a Tax Event or Rating Agency Event, at their principal amount plus accrued and unpaid interest to the date of redemption or, if greater, the Make-Whole Price, provided that in the event of a redemption in part the principal amount outstanding after such redemption is at least $50,000,000; and (C) in whole, but not in part, prior to November 15, 2016, within 90 days after the occurrence of a Tax Event or Rating Agency Event, at their principal amount plus accrued and unpaid interest to the date of redemption or, if greater, the Special Event Make-Whole Price.

(ii) If any date fixed for redemption pursuant to this clause (j) is not a Business Day, then payment of the Redemption Price shall be made on the next day that is a Business Day, without any interest or other payment for the delay.

(iii) The Make-Whole Price and the Special Event Make-Whole Price shall be determined on the third Business Day prior to the applicable Redemption Date. The Company shall notify the Trustee of the Make-Whole Price or the Special Event Make-Whole Price, as applicable, promptly after the calculation thereof and the Trustee shall have no responsibility for such calculation. Notwithstanding Section 11.04 of the Indenture, notice of redemption pursuant to this clause (j) shall be given not less than 30 nor more than 15 days prior to the Redemption Date.

(k) Limitation on Claims in the Event of Bankruptcy, Insolvency or Receivership. Each Holder, by such Holder’s acceptance of the Notes, agrees that if a Bankruptcy Event shall occur prior to the redemption or repayment of such Notes, such Holder shall only have a claim for, and right to receive, deferred and unpaid interest (including Additional Interest thereon) that has not been paid prior to such event through the application of the Alternative Payment Mechanism to the extent such interest (including Additional Interest thereon) relates to the first two years of the portion of the Deferral Period for which interest has not so been paid.

(l) Sinking Fund. The Notes shall not be subject to any sinking fund or similar provisions.

(m) Forms. The Notes shall be substantially in the form of Annex A attached hereto, with such modifications thereto as may be approved by the authorized officer executing the same and shall be issued in the form of one or more Global Securities. The Depositary for such Global Securities shall be The Depository Trust Company.

(n) Subordination. The subordination provisions of Article 13 of the Indenture shall apply.

(o) Defeasance. Section 4.01(1)(B)(ii) and (iii), Section 4.03 and Section 4.04 of the Indenture shall not apply to the Notes.

(p) The Trustee shall be the Paying Agent and Security Registrar for the Notes and the Corporate Trust Office shall be the initial Place of Payment.

ARTICLE 3

REPAYMENT OF THE NOTES

Section 3.01. Repayment. The Company shall, not more than 30 and not less than 15 days prior to each Repayment Date, notify the Trustee of the principal amount of Notes to be repaid on such date pursuant to Section 2.01(d), which notice shall have attached thereto the Notice of Repayment, which shall be given by the Trustee to the Holders as soon as practicable thereafter. If the Company anticipates that it will repay the Notes in part, and not in full, on any Repayment Date, the Company shall use its commercially reasonable efforts to deliver notice pursuant to this Section 3.01 to the Trustee 30 days prior to such Repayment Date.

Section 3.02. Selection of Securities To Be Repaid. If less than all the Notes are to be repaid on any Repayment Date (unless such repayment affects only a single Note), the particular Notes to be repaid shall be selected not more than 30 days prior to such Repayment Date by the Trustee in accordance with Section 11.03 of the Indenture.

The Trustee shall promptly notify the Company in writing of the Notes selected for partial repayment and the principal amount thereof to be repaid. For all purposes hereof, unless the context otherwise requires, all provisions relating to the repayment of Notes shall relate, in the case of any Note repaid or to be repaid only in part, to the portion of the principal amount of such Note which has been or is to be repaid. If the Company shall so direct, Notes registered in the name of the Company, any Affiliate or any Subsidiary thereof shall not be included in the Notes selected for repayment.

Section 3.03. Notice of Repayment. Notice of repayment (each a “Notice of Repayment”) shall be given by first-class mail, postage prepaid, mailed not later than the 30th day, and not earlier than the 15th day, prior to the Repayment Date, to each Holder of the Notes to be repaid, at the address of such Holder as it appears in the Security Register; provided that additional notices (each a “Supplemental Notice”) may be given to the Holders specifying additional details relating to such repayment no later than the 10th day prior to the Repayment Date.

Each Notice of Repayment, to the extent not specified thereafter by any applicable Supplemental Notice, shall identify the Notes to be repaid (including CUSIP number, if a CUSIP number has been assigned to the Notes) and shall state:

(a) the Repayment Date and the price at which the Notes are to be repaid;

(b) if less than all Outstanding Notes are to be repaid, the identification (and, in the case of partial repayment, the respective principal amounts) of the particular Notes to be redeemed;

(c) that on the Repayment Date, the principal amount of the Notes to be repaid shall become due and payable upon each such Note or portion thereof, and that interest thereon shall cease to accrue on and after said date; and

(d) the place or places where such Notes are to be surrendered for payment of the principal amount thereof.

Notice of Repayment shall be given by the Trustee in the name and at the expense of the Company and shall be irrevocable. The notice if mailed in the manner herein provided shall be conclusively presumed to have been duly given, whether or not the Holder receives such notice. In any case, a failure to give such notice by mail or any defect in the notice to the Holder of any Notes designated for repayment as a whole or in part shall not affect the validity of the proceedings for the repayment of any other Notes.

Section 3.04. Deposit of Repayment Amount. Prior to 10:00 a.m. New York City time on the Repayment Date specified in the Notice of Repayment, the Company shall deposit with the Trustee or with one or more Paying Agents (or if the Company is acting as its own Paying Agent, the Company shall segregate and hold in trust as provided in Section 10.03 of the Indenture) an amount of money sufficient to pay the principal amount of, and any accrued interest (including Additional Interest thereon) on, all the Notes which are to be repaid on that date.

Section 3.05. Payment of Notes Subject to Repayment. If any Notice of Repayment has been given, the Notes or portion of the Notes with respect to which such notice has been given, or if any Supplemental Notice is given which identifies the particular Notes to be redeemed, the Notes or portion thereof so identified, shall become due and payable on the date and at the place or places stated in such notice. On presentation and surrender of such Notes at a Place of Payment in said notice specified, the Notes or the specified portion thereof shall be paid by the Company at their principal amount, together with accrued interest (including any Additional Interest thereon) to the Repayment Date.

Upon presentation of any Note repaid in part only, the Company shall execute and the Trustee shall authenticate and make available for delivery to the Holder thereof, at the expense of the Company, a new Note or Notes, of authorized denominations, in aggregate principal amount equal to the portion of the Note not repaid and so presented and having the same date of original issuance, Stated Maturity and terms.

If any Note called for repayment shall not be so paid upon surrender thereof, the principal of such Note shall, until paid, bear interest from the Repayment Date at the rate prescribed therefore in the Note.

ARTICLE 4

MISCELLANEOUS

Section 4.01. Relationship to Trust Indenture Act. If any provision of this Supplemental Indenture limits, qualifies or conflicts with the duties imposed by any of Sections 310 to 317, inclusive, of the Trust Indenture Act of 1939 through operation of Section 318(c) thereof, such imposed duties shall control.

Section 4.02. Headers. The Article headings herein are for convenience only and shall not affect the construction hereof.

Section 4.03. Successors and Assigns. All covenants and agreements in this Supplemental Indenture by the Company shall bind its successors and assigns, whether so expressed or not.

Section 4.04. Separability. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 4.05. Rules of Construction. Nothing in this Supplemental Indenture is intended to or shall provide any rights to any parties other than those expressly contemplated by this Supplemental Indenture.

Section 4.06. Governing Law. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 4.07. No Representation by Trustee. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The recitals and statements herein are deemed to be those of the Company and not of the Trustee and the Trustee makes no representations as to validity or sufficiency of this Supplemental Indenture.

Section 4.08. No Consent Required for Amendments to Achieve Consistency. Notwithstanding anything to the contrary contained in this Supplemental Indenture, the consent of the Holders of the Notes shall not be required to effect any amendment required in order to make this Supplemental Indenture consistent with the description of the Supplemental Indenture contained in the Prospectus, dated November 3, 2006, as supplemented by the Prospectus Supplement, dated November 7, 2006.

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the day and year first above written.

GENWORTH FINANCIAL, INC.

By:	/s/ Victor C. Moses
Name:	Victor C. Moses
Title:	Senior Vice President — Chief Actuary and Acting Chief Financial Officer

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:	/s/ R. Tarnas
Name:	R. Tarnas
Title:	Vice President

Annex A

[Form of Note]

FACE OF SECURITY

[THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY TRUST COMPANY OR A NOMINEE OF THE DEPOSITORY TRUST COMPANY. THIS SECURITY IS EXCHANGEABLE FOR SECURITIES REGISTERED IN THE NAME OF A PERSON OTHER THAN THE DEPOSITORY TRUST COMPANY OR ITS NOMINEE ONLY IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE AND MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY TO A NOMINEE OF THE DEPOSITORY TRUST COMPANY OR BY A NOMINEE OF THE DEPOSITORY TRUST COMPANY TO THE DEPOSITORY TRUST COMPANY OR ANOTHER NOMINEE OF THE DEPOSITORY TRUST COMPANY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC”), TO THE ISSUER OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]*

GENWORTH FINANCIAL, INC.

6.15% Fixed-to-Floating Rate Junior Subordinated Note due 2066

No.	$
CUSIP No.
ISIN

GENWORTH FINANCIAL, INC., a corporation organized and existing under the laws of Delaware (hereinafter called the “Company,” which term includes any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay [Cede & Co.]* or its registered assigns, the principal amount of $             on November 15, 2066 (the “Final

* Insert for Global Securities only.
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Maturity Date”); provided that the principal amount of, and all accrued and unpaid interest on, this Security shall be payable in full on November 15, 2036 (the “Scheduled Redemption Date”) or any subsequent Interest Payment Date to the extent, and subject to the conditions, set forth in the Supplemental Indenture; provided further that, if any date fixed for redemption or repayment is not a Business Day; redemption or repayment of the principal amount will be made on the next day that is a Business Day, without any interest or other payment as a result of such delay.

The Company further promises to pay interest on said principal amount from November 14, 2006 or from the most recent Interest Payment Date for which interest has been paid or duly provided for. This Security shall bear interest (i) from and including November 14, 2006 to but excluding November 15, 2016 at the annual rate of 6.15%, payable, and subject to deferral, in each case as set forth in the Supplemental Indenture, and (ii) from and including November 15, 2016 to but excluding the Final Maturity Date (or if earlier, until the principal hereof is paid in full), at an annual rate equal to Three-month LIBOR plus 2.0025%, payable, and subject to deferral, in each case as set forth in the Supplemental Indenture.

The Company shall have the right, at any time and from time to time prior to the Final Maturity Date to defer the payment of interest on this Security as set forth in, and subject to the conditions specified in, the Supplemental Indenture.

Each Holder, by such Holder’s acceptance hereof, agrees that if a Bankruptcy Event shall occur prior to the redemption or repayment of this Security, such Holder shall only have a claim for, and right to receive, deferred and unpaid interest (including Compounded Amounts thereon) that has not been paid prior to such Bankruptcy Event through the application of the Alternative Payment Mechanism to the extent such interest (including Compounded Amounts thereon) relates to the first two years of the portion of the Deferral Period for which such interest has not been so paid.

The Company may, at its option and subject to the terms and conditions of the Supplemental Indenture and Article 11 of the Indenture, redeem this Security (i) in whole or in part at any time on or after November 15, 2016 at a Redemption Price equal to 100% of the principal amount of this Security plus accrued and unpaid interest to the date of redemption as further specified in the Supplemental Indenture, (ii) in whole or in part, prior to November 15, 2016, in cases not involving a Tax Event or Rating Agency Event, at a Redemption Price equal to 100% of the principal amount of this Security plus accrued and unpaid interest to the date of redemption or, if greater, a Make-whole Price specified in the Supplemental Indenture, and (iii) in whole but not in part, upon the occurrence of a Tax Event or Rating Agency Event, at a Redemption Price equal to 100% of the principal amount of this Security plus accrued and unpaid interest to the date of redemption or, if greater, a Special Event Make-whole Price specified in the Supplemental Indenture.

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The Securities are subordinated in right of payment, in the manner and to the extent set forth in the Indenture, to the prior payment in full of all Senior Indebtedness (as defined in the Indenture). Each Holder of this Security, by accepting the same, (a) agrees to and shall be bound by such provisions, (b) authorizes and directs the Trustee on his behalf to take such actions as may be necessary or appropriate to effectuate the subordination so provided and (c) appoints the Trustee his attorney-in-fact for any and all such purposes. Each Holder hereof, by his acceptance hereof, waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Senior Indebtedness, whether now outstanding or hereafter incurred, and waives reliance by each such holder upon said provisions.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature, this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of November 14, 2006 (herein called the “Indenture”, and such supplemental indenture dated as of November 14, 2006, herein called the “Supplemental Indenture”), between the Company and The Bank of New York Trust Company, N.A., as Trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Trustee, the Company and the Holders of the Securities, and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount of $            .

All terms used in this Security that are defined in the Supplemental Indenture or in the Indenture shall have the meanings assigned to them in the Supplemental Indenture or the Indenture, as the case may be.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

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IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

GENWORTH FINANCIAL, INC.

By:
Name:
Title:

Dated:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

THE BANK OF NEW YORK TRUST COMPANY, N.A., as Trustee

By:
Authorized Signatory

Dated:

REVERSE OF SECURITY

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company maintained under Section 10.02 of the Indenture duly endorsed by, or accompanied by written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or his attorney duly authorized in writing, and thereupon one or more new Securities of this series, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees. No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and any integral multiple thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for like aggregate principal amount of Securities of a different authorized denomination, as requested by the Holder surrendering the same.

The Company and, by its acceptance of this Security or a beneficial interest therein, the Holder of, and any Person that acquires beneficial interest in, this Security agree that, for United States federal, state and local tax purposes, it is intended that this Security constitute indebtedness.

THE INDENTURE, THE SUPPLEMENTAL INDENTURE AND THIS

SECURITY SHALL BE GOVERNED BY AND CONSTRUED IN

ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.